Exhibit 99.1

News on GBLE 8-K Filing

danielwolf
11/13/2009 9:08:56 PM |  | 7 reads  | Post #27631931

Dear Stockhouse members and GBLE Shareholders,

I have aggravating news to report. I emailed the finished 8-K to the filing company. Considering the number of drafts it had already gone through (I’m guessing I spent in excess of 40 hours on it, and Tad several hours editing several drafts), it would have taken 20 minutes at the filing company’s end to get it ready and shoot it back to me for final approval.

Unfortunately we hit a small landmine left by the previous tenant: a significant past-due balance that we were only informed of just around the 2:30 pm deadline for today’s postings (otherwise it goes to the next business day). It didn’t help that it was one of the eight busiest days of the year for the filing company — the day before the 10-Q deadline — as it took some time just to connect with the person who could deal with the issue. So by the time we sorted it out and made an arrangement (“pay the past due balance and we’ll bill for the 8-K”) it was past the deadline.

Unfortunately the past-due balance is large enough that we will require additional funds to pay it, so that’s our task for the weekend. Wish us luck. It’s just one more challenge to place on the pile.

FWIW, I think you will all agree, once you have seen it, that the wait will have been worth it. To make it easier for everyone I will post the URL when it is goes up onto the SEC website.

Some may believe that compliance with reporting requirements is something that you can just toss off, but I can personally assure everyone that it takes a little more effort than that...especially when trying simultaneously to juggle five plates of other “do today” company chores.

Best regards,

Daniel Wolf
Chairman of the Board
Global 8 Environmental Technologies, Inc.

https://www.stockhouse.com/Bullboards/MessageDetail.aspx?s=GBLE&t=LIST&m=27600865&l=0&pd=0&r=0&msg=3

News of GBLE forthcoming

Dear Stockhouse members and Global 8 shareholders,

I wish to thank you for your spirited commentary on the present situation regarding GBLE. As everyone knows by now, I am the new Chairman of the Board of Global 8.

As everyone also knows, GBLE has not yet filed its 8-K form, reporting officer changes, to the SEC. We are in communication with the proper officials at the SEC and they are aware of the delay; we are working within the timeline they have given us for completetion of the filing. We expect to be making this filing late next week.

As some of you suspect, and others know very well, the new Board has been faced with a set of difficult challenges. I cannot discuss these in detail just yet because of SEC restrictions on disclosure of inside information prior to filing. I can say, however, that we have had our plates full working to carry out our many tasks, such as: identifying and taking responsibility for the services being provided by outside professionals, learning what is hidden from our view, identifying and dealing with legal issues, attempting to bring in bridge capital to stand the company up - fast - at at least a minimum functional level, and seeking revenue-producing lines of business that hold promise for long-term profitability and rising share prices. This is a very big meal to digest in the few days since we began exercising our legal responsibilities on October 16.

Many people have been wondering why we are doing this. Again, details must await the 8-K, but I can share my personal motivations at least. First, I never walk away from my ethical responsibilities, much less my responsibilities under the law, and the post-ENRON Sarbanes-Oxley Act imposes very heavy duties on board members to be pro-active in making very sure that what is reported to the SEC to be happening indeed is what truly is happening; and that shareholders, as the true owners of the company, are properly served.

Second, as Rene Branconnier (Maynard1962) has noted, Julio Ferreira requested my participation when Mr. Branconnier hired him as CEO, at which point I was appointed as Director. Julio has been a friend for several years (our young daughters were friends, which is how we met), and we have worked together to found the Brazil-US Green Technology Trade Association (Braseuverde) (Tad Simmons is also a principal organizer). When issues began emerging that I believed required me to step up to the plate under my S-Ox obligations, it was natural to wish to help Julio carry out his obligations as well.

Third, I like a challenge. Mr. Branconnier quoted Manu Ohri as having quoted me as purportedly (whew!) saying “this is just a game that I can walk away from.” Well, it certainly is not just a game, and I certainly do not feel free to just walk away from it (I could have earlier on), but it is an intellectual and practical challenge, and I take intense pleasure in such challenges. (Disclosure: One of my specialties in my Ph.D. studies was Game Theory, and I published several well-regarded papers on the application of game theory to the breakdown of Yugoslavia and the resolution of the El Salvador civil war.)

Finally, I believe that Global 8 represents an opportunity to show the world that it is possible to do business using sustainable practices, that one can make excellent profits in the doing, that we can meet the environmental challenges of the 21st Century, and that we can pass on to our children a more healthy world. This last, perhaps, is the overarching reason for staying the course, because as the father of a pre-teen daughter I feel the imminence of her departure into a world filled with threats to her very existence.

I will not attempt to speak to Tad’s motives; he may come on later to explain them himself. They differ from mine in various ways, but we are deeply complementary, and we have been discovering that ours is a fruitful synergy, something that I hope will become obvious to you all as time goes by. Our networks are also complementary, his being more in the technology area, mine being more in the governmental and academic fields (I have access to a vast community of Harvard graduates and Fulbright scholars, for instance, many of whom occupy positions of importance in governments and research institutions around the world.)

I can’t predict the future. Financial, practical and legal storms are possible, as is always the case in business, even wildly successful businesses. Tad and I, and the team we bring aboard, will do what we can to help Global 8 weather them and come back stronger and more adept. To use a sailing metaphor, we are working to set our keel deep, so even a vigorous blow that puts us over on our beam ends will not prevent us from righting ourselves afterwards and continuing on our way.

I will be available online and by conference call to answer everyone’s questions after we file the 8-K. In the meantime, I am willing to have private conversations with shareholders, subject to the restriction on disclosure that I mentioned above; I only request that if you wish to contact me, that you bear in mind that every hour I take for individual communication is an hour less that I have for restoring Global 8 to health.

Thank you very much for your reading patience.

With best wishes,

/s/Dan

Daniel Wolf